Exhibit 10.1

2003 EQUITY INCENTIVE PLAN, AS AMENDED

PERFORMANCE-VESTING RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the "Agreement"), is entered into as of «Grant Date» (the “Grant Date”), by and between ANN INC., a Delaware corporation (the "Company"), and «Name», an employee of the Company or a Subsidiary Corporation (the "Grantee").

Pursuant to the ANN INC. 2003 Equity Incentive Plan, as amended through March 6, 2013, and as in effect as of such date (the "Plan"), the Compensation Committee of the Board of Directors of the Company (the "Committee") or its designee has determined that the Grantee shall be granted performance-vesting Restricted Shares (“Performance Restricted Shares”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1. Number of Shares. The Grantee is hereby granted «Shares» Performance Restricted Shares, subject to the increase in the number of Performance Restricted Shares up to a maximum total of «Shares» Performance Restricted Shares if the Company achieves the respective performance targets set forth in Schedule A attached hereto, and subject to the restrictions set forth herein.

2. Terms of Performance Restricted Shares. The grant of Performance Restricted Shares provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a) Subject to the restrictions set forth in the Plan and this Agreement, the Grantee shall possess all incidents of ownership of the Performance Restricted Shares granted hereunder, including the right to receive or reinvest dividends with respect to such shares (to the extent declared by the Company) and the right to vote such shares.

(b) Performance Restricted Shares, and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, prior to the lapse of restrictions set forth in the Plan and this Agreement applicable thereto.

(c) Notwithstanding any other provision of this Agreement, in no event shall any outstanding restrictions lapse prior to the satisfaction by the Grantee of the liabilities described in Section 7 hereof.

(d) The Committee may, in its discretion, cancel all or any part of any outstanding restrictions prior to the expiration of the periods provided in Section 4 hereof.

3. Certificate: Restrictive Legend. The Grantee agrees that any certificate issued for Performance Restricted Shares prior to the lapse of any outstanding restrictions relating thereto shall be inscribed with the following legend:

This certificate and the shares of stock represented hereby are subject to the terms and conditions, including forfeiture provisions and restrictions against transfer (the "Restrictions"), contained in the ANN INC. 2003 Equity Incentive Plan, as amended, and an agreement entered into between the registered owner and the Company. Any attempt to dispose of these shares in contravention of the Restrictions, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, shall be null and void and without effect.

4. Lapse of Restrictions. Except as may otherwise be provided herein, the restrictions on transfer set forth in Section 2(b) shall lapse:

(a)
with respect to a percentage of [ ] ( ) Performance Restricted Shares, on «Date», as set forth in Schedule A attached (with a minimum of zero and a maximum of [ ]% of such Performance Restricted Shares) based on the achievement by the Company of the corresponding performance metric levels for the Spring and/or Fall seasons set forth in Schedule A; provided that the Compensation Committee certifies that, during the first vesting period, the appropriate targets for each of such seasons, as set forth in Schedule A, have been achieved;

(b)
with respect to a percentage of [ ] ( ) Performance Restricted Shares, on «Date» (with a minimum of zero and a maximum of [ ]% of such Performance Restricted Shares) based on the achievement by the Company of the corresponding performance metric levels established by the Compensation Committee for the second vesting period; provided that the Compensation Committee certifies that the appropriate target(s) for the second vesting period have been achieved;

(c)
with respect to a percentage of [ ] ( ) Performance Restricted Shares, on «Date» (with a minimum of zero and a maximum of [ ]% of such Performance Restricted Shares) based on the achievement by the Company of the corresponding performance metric levels established by the Compensation Committee for the third vesting period; provided that the Compensation Committee certifies that the appropriate target(s) for the third vesting period have been achieved;

With respect to each of the annual vestings as provided in subsections 4(a), (b) and (c) above, if the restrictions on transfer for the respective vesting period do not lapse because the applicable target(s) have not been achieved, then all or a portion, as the case may be, of the Performance Restricted Shares attributable to such subsection shall be immediately forfeited by the Grantee.

Upon each lapse of restrictions relating to Performance Restricted Shares, if applicable, and provided that the Grantee shall have complied with the Grantee's obligations under Section 7 hereof, the Company shall issue to the Grantee or the Grantee's personal representative a stock certificate representing one share of Common Stock, free of the restrictive legend described in Section 3 hereof, in exchange for each whole Performance Restricted Share with respect to which such restrictions have lapsed. If certificates representing such Performance Restricted Shares shall have theretofore been delivered to the Grantee, the Grantee shall return such certificates to the Company, complete with any necessary signatures or instruments of transfer, prior to the issuance by the Company of such unlegended shares of Common Stock.

5. Effect of Certain Changes. Upon the occurrence of an Acceleration Event, all restrictions then outstanding with respect to the Performance Restricted Shares shall automatically lapse and be of no further force and effect.

6. Termination of Employment. In the event that the Grantee ceases to be employed by the Company or any of its divisions or Subsidiary Corporations, for any reason, prior to the end of the Restricted Period, all Performance Restricted Shares with respect to which the restrictions set forth in Section 4 hereof shall not yet have lapsed (taking into account Sections 2 and 5) shall thereupon be automatically forfeited by the Grantee. Performance Restricted Shares forfeited pursuant to the preceding sentence shall be transferred to, and reacquired by, the Company or its Subsidiary Corporation without payment of any consideration by the Company or the Subsidiary Corporation, and neither the Grantee nor any of the Grantee's successors, heirs, assigns or personal representatives shall thereafter have any further rights or interests in such shares or certificates. If certificates containing restrictive legends shall have theretofore been delivered to the Grantee or the Grantee's personal representative, the Grantee or Grantee’s personal representative shall return such certificates to the Company, complete with any necessary signatures or instruments of transfer.

7. Taxes. The Grantee shall pay to the Company promptly upon request, and in any event at the time the Grantee recognizes taxable income in respect of the Performance Restricted Shares (or the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with such grant), an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Performance Restricted Shares. Such payment shall be made in the form of cash, shares of Common Stock already owned or otherwise issuable upon the lapse of restrictions, or in a combination of such methods, subject to the terms of the Plan. The Grantee shall promptly notify the Company of any election made pursuant to Section 83(b) of the Code.

8. No Guarantee of Employment. Nothing set forth herein or in the Plan shall (i) confer upon the Grantee any right of continued employment for any period by the

Company or any of its divisions or Subsidiary Corporations, (ii) entitle the Grantee to remuneration or benefits not set forth in the Plan, or (iii) interfere with or limit in any way the right of the Company or any such division or Subsidiary Corporation to terminate such Grantee's employment.

9. Notices. Any notice required or permitted under this Agreement shall be in writing and deemed given when (i) delivered personally, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (iii) delivered by overnight courier service. Such notices shall be sent to the Grantee at the last address specified in the Company's records (or such other address as the Grantee may designate in writing to the Company), or to the Company at the following address (or such other address as the Company may designate in writing to the Grantee):

        ANN INC.
7 Times Square, 15th Floor
New York, NY 10036
Attn: Corporate Secretary

10. Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

11. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

12. Clawback Policies. Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Grantee under the Plan and the Grantee, by accepting an award pursuant to the Plan, agrees to comply with any Company request or demand for such recoupment.

13. Incorporation of Plan. A copy of the Plan is attached hereto and incorporated herein by reference and made a part of this Agreement. This Agreement and the Performance Restricted Shares shall be subject to the terms of the Plan, as it may be amended from time to time, provided that such amendment of the Plan is made in accordance with Section 12 of the Plan.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

ANN INC.            GRANTEE:

By: _______________________________	__________________________
Name:            Name
Title:
__________________________
Date

Schedule A

[ ]